Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings, Inc. Reports Record Revenue & Gross Profits for 2016

Full year revenue grows 32% to record $22.8 million; Q4 revenue grows 47% to $6.3 million, Gross Margin Expands on Higher Volumes

Boca Raton, FL (March 30, 2017) – Celsius Holdings, Inc. (OTCQX: CELH), the makers of Celsius®, the leading global fitness drink, today reported financial results for the year and quarter ended December 31, 2016.

Year 2016 Highlights:

•	Revenue of $22.8 million, up 32% from $17.2 million in 2015
‒	Domestic revenue increased 59% to $14.0 million, up from $8.8 million a year ago
‒	International revenue increased 4% to $8.8 million, up from $8.4 million a year ago
•	Gross profit margin increased to 42.7%, up from 40.9% in 2015
•	Net loss to common stockholders was $(3.4) million, as compared to $(2.6) million last year
•	Non-GAAP Adjusted EBITDA* of $(1.2) million compared to $(524,000) last year
•	Stock was uplisted to the OTCQX, the highest tier of the OTC markets, in January 2016
•	Became a fully reporting public company under the Securities Exchange Act of 1934
•	Entered distribution partnership to make Celsius available at over 550 military bases globally
•	Successfully launched product sales in Finland and Singapore
•	Launched distribution into two major convenience chains with more than 8,000 stores nationwide

Q4 2016 Highlights:

•	Revenue of $6.3 million, up 47% from $4.3 million in the year ago quarter
‒	Domestic revenue increased 46% to $3.5 million, up from $2.4 million in the year ago quarter
‒	International revenue increased 48% to $2.8 million, up from $1.9 million in the year ago quarter
•	Gross profit margin increased to 41.0%, up from 39.1% in the year ago quarter
•	Net loss to common stockholders decreased to $(510,000) from $(1.3) million in the year ago quarter
•	Non-GAAP Adjusted EBITDA* was $(140,000) compared to $(889,000) in the year ago quarter
•	Officially launched and extended distribution agreement into Singapore via partnership with YHS Singapore (Yeo’s)
•	Announced major expansion in Asian market in partnership with the A.S. Watson Group, the largest international health and beauty retail group in Asia and Europe

Subsequent to Year End:

•	Launched line extension for Natural Channel including six new flavors that will debut in April at Sprouts Farmers Market, and will also be available through KeHE Distributors LLC, one of the premium natural channel wholesalers throughout the US.
•	Secured $15 million strategic investment lead by strategic partners, including Horizon Ventures, China music sensation G.E.M., and z Ventures – the investment arm of Razer, the world’s leading lifestyle brand for gamers.

“2016 was a remarkable year for Celsius with record revenues of nearly $23 million,” said John Fieldly, Chief Financial Officer and interim Chief Executive Officer. “Consumer demand remains robust domestically, setting the stage for continued growth in 2017 while our global expansion continued with distribution established in new markets, including Finland and Singapore. In Asia, we finalized new formulations and solidified production facilities to continue our expansion into Hong Kong and Macau. Our growth and expansion plans were systematically executed while at the same time, we continued our focus on controlling and reducing our cost of goods to drive an impressive improvement in our gross margin.”

“Innovation and rebranding have taken hold with our new brand images and positioning of Celsius Live Fit,” continued Mr. Fieldly. “We have developed a Natural Line extension with six initial flavors scheduled to go into production in the first quarter of 2017, laying the groundwork for continued growth.”

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue

Revenue for the years ended December 31, 2016 and December 31, 2015 was $22.8 million and $17.2 million, respectively, an increase of 32%. This increase was driven primarily by a 59% increase in domestic revenues derived from blended growth rates of 70% in retail accounts, 51% in health and fitness accounts and 26% growth in internet retailer accounts as well as 4% growth in international revenues, each compared to the same period in 2015. International revenue growth was primarily the result of the company’s Swedish distribution partner, People’s Choice, returning to more normal ordering patterns in the second half of 2016.

Gross Profit

Gross profit was $9.7 million, or 42.7% of revenue, in the year ended December 31, 2016 compared to $7.0 million, or 40.9% of revenue, in 2015. The 180 basis point improvement was the result of continued focus on improving promotional allowances and cost of goods reductions.

Operating expenses

Sales and marketing expenses for the years ended December 31, 2016 and December 31, 2015 were $8.7 million and $5.7 million, respectively. The increase is due primarily to increases in investments in marketing programs of $1.2 million, higher sales employee costs of $1.5 million due to increased headcount and related sales expenses of $359,000. General and administrative expenses for the years ended December 31, 2016 and December 31, 2015 were $3.9 million and $3.2 million, respectively.

Other expense

Total other expense decreased to $223,000 for the year ended December 31, 2016, from $322,000 in 2015 as a result of lower interest expense.

Net Loss

As a result of the all above, for the year ended December 31, 2016, Celsius had a net loss of $3.1 million, and after giving effect to preferred stock dividends of $366,000, a net loss to common stockholders of $3.4 million or $0.09 per share based on a weighted average of 35,856,088 shares outstanding. In comparison, for the year ended December 31, 2015 the company had a net loss of $2.1 million, and after giving effect to preferred stock dividends of $420,000, a net loss to common stockholders of $2.6 million or $0.08 per share based on a weighted average of 33,175,826 shares outstanding.

Three Months Ended December 31, 2016 Compared to Three Months Ended December 31, 2015

Revenue

Revenue for the three months ended December 31, 2016 and December 31, 2015 was $6.3 million and $4.3 million, respectively, an increase of 47%. This increase was driven primarily by a 48% increase in international revenue mainly from more normalized ordering patterns from an established distributor and shipment of the initial launch order for YHS for Singapore and 46% growth in domestic revenue associated from blended growth rates of 53% in retail accounts, 47% growth in health and fitness accounts and 12% growth in internet retailer accounts from the same period in 2015.

Gross profit

Gross profit was $2.6 million, or 41.0% of revenue, in the three months ended December 31, 2016 compared to $1.7 million, or 39.1% of revenue, for the same period in 2015. The 190 basis point improvement in gross profit margin from 2015 to the 2016 period is primarily attributable to continued focus on improving promotional allowances and cost of goods reductions.

Operating expenses

Sales and marketing expenses for the three months ended December 31, 2016 and December 31, 2015 were $1.97 million and $2.02 million, respectively. The 2% decrease is due primarily to savings in marketing programs of $332,000 related to both digital and print media marketing as the company shifts more of its focus towards social media outlets which was partially offset by an increase in sales expense of $274,000 due to sales team expansion. General and administrative expenses for the three months ended December 31, 2016 and December 31, 2015 were $1.0 million and $657,000, respectively. The increase was the result of increases in option expense of $105,000, increases in administrative and professional fees, primarily legal fees, of $173,000 and an increase in investments in research and development of $9,000.

Other expense

Total other expense was $51,000 and $58,000 for the three months ended December 31, 2016 and December 31, 2015, respectively.

Net Loss

As a result of the all above, for the three months ended December 31, 2016, Celsius had a net loss of $420,000, and after giving effect to preferred stock dividends of $90,000, a net loss to common stockholders of $509,000 or $0.01 per share based on a weighted average of 38,680,944 shares outstanding. In comparison, for the three months ended December 31, 2015, the company had a net loss of $1.1 million, and after giving effect to preferred stock dividends of $227,000, a net loss to common stockholders of $1.3 million or $0.03 per share based on a weighted average of 38,380,382 shares outstanding.

Liquidity and Capital Resources

As of December 31, 2016, Celsius had cash of $11.7 million compared to $10.1 million as of December 31, 2015. Celsius had working capital of $15.4 million and $13.2 million as of December 31, 2016 and December 31, 2015, respectively.

Cash used in operations during the year ended December 31, 2016 totaled $2.4 million. Celsius incurred a net loss of $3.5 million during the year ended December 31, 2016, increasing the accumulated deficit to $53.4 million as of December 31, 2016.

Conference Call

Management will host a conference call today, Thursday, March 30, 2017 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

US:      877-709-8150

International:     201-689-8354

An audio replay of the call will be available on the Company's website at http://celsius.com/press-releases/.

Disclosures can be found on the Company’s online disclosure portal at: http://www.otcmarkets.com/stock/CELH/filings

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCQX: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader with a portfolio of brands which are proprietary, proven or patented in their category, offering significant health benefits which are backed by science.

CELSIUS comes in seven delicious flavors, carbonated and non-carbonated, and in powder stick formulas that can be mixed with water. CELSIUS has no preservatives, no aspartame, no high fructose corn syrup, no artificial flavors or colors and is very low in sodium. The CELSIUS line of products is kosher and vegan certified, gluten free, and sugar free. The first university study was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validated the unique benefits CELSIUS provides to the consumer.

For additional information, please visit www.CELSIUS.com, and for all press inquiries and product samples, please contact John Filizzola at john@co-opagency.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would," or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2016 (1)	December 31, 2015 (1)
ASSETS

Current assets:
Cash	$11,747,138	$10,128,320
Accounts receivable, net	2,787,732	2,127,060
Inventories, net	2,211,370	2,322,904
Prepaid expenses and other current assets	937,349	666,267
Total current assets	17,683,589	15,244,551

Property and equipment, net	33,533	21,319
Total Assets	$17,717,122	$15,265,870
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,754,207	$1,805,931
Accrued preferred dividend	353,666	190,847
Deferred revenue and other current liabilities	214,612	25,057
Total current liabilities	2,322,485	2,021,835

Long-term liabilities:
Line of credit note payable-related party	4,500,000	4,500,000
Total Liabilities	6,822,485	6,521,835

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 6,380 and 6,380 shares issued and outstanding at December 31, 2016 and December 31, 2015	6	6
Common stock, $0.001 par value; 75,000,000 shares authorized, 39,999,784 and 38,380,380 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	40,000	38,380
Additional paid-in capital	64,208,963	58,626,212
Accumulated deficit	(53,354,332)	(49,920,563)
Total Stockholders’ Equity	10,894,637	8,744,035
Total Liabilities and Stockholders’ Equity	$17,717,122	$15,265,870

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ending December 31,		For the twelve months ended December 31,
	2016	2015	2016	2015
Revenue	$6,252,890	$4,260,610	$22,760,987	$17,217,944
Cost of revenue	3,691,851	2,596,089	13,031,153	10,177,986
Gross profit	2,561,039	1,664,521	9,729,834	7,039,958

Selling and marketing expenses	1,966,418	2,015,249	8,675,763	5,701,845
General and administrative expenses	962,758	657,485	3,899,031	3,165,573
Total operating expense	2,929,176	2,672,734	12,574,794	8,867,418

Loss from operations	(368,137)	(1,008,213)	(2,844,960)	(1,827,460)

Other Income (Expense):
Interest expense	(57,500)	(57,623)	(228,750)	(322,344)
Gain from the sales of equipment	6,095	-	6,095	-
Total Other Income (Expense)	(51,405)	(57,623)	(222,655)	(322,344)

Net Loss	$(419,542)	$(1,065,836)	$(3,067,615)	$(2,149,804)
Preferred stock dividend – other	(89,890)	(87,564)	(366,154)	(280,958)
Preferred stock dividend – beneficial conversion feature	-	(139,535)	-	(139,535)
Net Loss available to common stockholders	$(509,432)	$(1,292,935)	$(3,433,769)	$(2,570,297)

Loss per share:
Basic	$(0.01)	$(0.03)	$(0.09)	$(0.08)
Diluted	$(0.01)	$(0.03)	$(0.09)	$(0.08)
Weighted average shares outstanding:
Basic	38,680,944	38,380,382	38,568,088	33,175,826
Diluted	38,680,944	38,380,382	38,568,088	33,175,826

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net income (loss) available to common stockholders (GAAP measure)	(509,432)	(1,292,935)	(3,433,769)	(2,570,297)
Add back:
Depreciation and amortization expense	4,605	6,522	16,951	33,043
Net interest expense	57,500	57,623	228,750	322,344
Preferred stock dividend – other	89,890	87,564	366,154	280,958
Preferred stock dividend – beneficial conversion feature	-	139,535	-	139,535
Stock-based compensation	217,647	112,529	1,579,045	1,270,488
Adjusted EBITDA	$(139,790)	$(889,162)	$(1,242,869)	$(523,929)

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.

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